CALIFORNIA INDEPENDENT BANCORP


January 22, 2003


FOR IMMEDIATE RELEASE                 Contact:  John I. Jelavich, President/CEO
                                                (530) 674-6025


         California Independent Bancorp Declares Increased Cash Dividend

Yuba City, California . . . At the regular meeting of the Board of Directors of California Independent Bancorp on Tuesday, January 21, 2003 the Directors declared a twelve and one-half cent ($0.125) per share cash dividend (an increase from prior quarterly dividends of eleven cents per share) on all the outstanding common stock of the Corporation, payable on February 28, 2003 to shareholders of record as of the close of business, February 14, 2003.

The Company has paid cash dividends on its common stock since 1980, and has paid consecutive quarterly cash dividends since 1991.

California Independent Bancorp stock is listed on the NASDAQ Stock Market Inc., using the trading symbol "CIBN".

California Independent Bancorp and its subsidiary, Feather River State Bank, engages in a broad range of financial services activities. Its primary market is located in the Sacramento Valley, with a total of nine branches positioned in five counties. In addition, the Bank operates loan production offices at its Yuba City, Woodland, and Roseville branch locations emphasizing commercial real estate, residential construction, agribusiness, consumer, and commercial lending.